Exhibit 5.3

November 29, 2024

Brookfield Infrastructure Finance ULC

4600-525 8th Avenue S.W.

Calgary, Alberta, Canada T2P 1G1

Brookfield Infrastructure Holdings (Canada) Inc.

Suite 100, 181 Bay Street

Toronto, Ontario, Canada M5J 2T3

RE: Brookfield Infrastructure Finance ULC – Fixed-to-Fixed Reset Rate Subordinated Notes due 2055 Guaranteed by Brookfield Infrastructure Holdings (Canada) Inc. and the other Guarantors (as defined below)

Ladies and Gentlemen:

We have acted as special British Columbia counsel to Brookfield Infrastructure Holdings (Canada) Inc. (the “BC Guarantor”) and Brookfield Infrastructure Finance ULC (the “Issuer”) in connection with the issue and sale by the Issuer and the purchase by a syndicate of underwriters named in Schedule 1 to the Underwriting Agreement (as defined below) (collectively, the “Underwriters”) of US$300,000,000 aggregate principal amount of the Issuer’s 6.750% fixed-to-fixed reset rate subordinated notes due 2055 (the “Notes”) pursuant to the underwriting agreement (the “Underwriting Agreement”), dated November 21, 2024, among the Issuer, the BC Guarantor, Brookfield Infrastructure Partners L.P. (the “Partnership”), Brookfield Infrastructure L.P. (“BILP”), BIP Bermuda Holdings I Limited (“Bermuda Holdco”), Brookfield Infrastructure LLC (“BI LLC”) and BIPC Holdings Inc. (“BIPC Holdings”, and together with the BC Guarantor, the Partnership, BILP, Bermuda Holdco, and BI LLC, the “Guarantors”) and BofA Securities, Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC, and Santander US Capital Markets LLC, as representatives of the Underwriters. The Notes will be guaranteed (all guarantees together, the “Guarantees”, and together with the Notes, the “Securities”), on a subordinated basis, by the Guarantors on the terms provided in the indenture (the “Base Indenture”), dated as of May 24, 2021, by and among the Issuer, as the issuer, the guarantors party thereto (including the Guarantors) and Computershare Trust Company, N.A. (the “U.S. Trustee”) and Computershare Trust Company of Canada (the “Canadian Trustee”), as trustees (together, the “Trustees”), as amended and supplemented by the third supplemental indenture thereto (the “Third Supplemental Indenture”), dated as of November 29, 2024, by and among the Issuer, the Guarantors and the Trustees. The Base Indenture, as so amended and supplemented by the Third Supplemental Indenture, is herein referred to as the “Indenture”.

We are providing this opinion in connection with the filing by the Issuer of:

(a)	the joint registration statement of the Issuer and the Guarantors (together, the “Registrants”) on Form F-3ASR (File Nos. 333-278529, 333-278529-01, 333-278529-02, 333-278529-03, 333-278529-04, 333-278529-05 and 333-278529-06) covering the registration of the Securities and the other securities described therein under the United States Securities Act of 1933, as amended (the “1933 Act”), including the base prospectus contained therein (the “Base Prospectus”) and the documents incorporated by reference therein, filed with the Securities and Exchange Commission on April 5, 2024 (the “Registration Statement”); and

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(b)	the prospectus supplement to the Base Prospectus of the Issuer and the Guarantors, dated November 21, 2024, in respect of the sale of the Securities (including the Base Prospectus and the documents incorporated by reference therein) (the “Prospectus”).

We are qualified to practice law in the Province of British Columbia and we do not purport to be experts on the law of any other jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein (“British Columbia Law”). We do not express any opinion herein concerning any law other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion and make no representation with respect to the law of any other jurisdiction.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all representations made by the Registrants as to matters of fact in the documents that we reviewed were and are accurate, and (vii) the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustees. We have also assumed that (i) each party to the Indenture (other than the BC Guarantor) is validly existing under the laws of its jurisdiction of organization, has the requisite power to enter into the Indenture, has duly authorized entering into the Indenture, has duly executed and delivered the Indenture and that the execution, delivery and performance of the Indenture will not violate, conflict with or cause a default under the constating documents of such party, (ii) the BC Guarantor was validly existing when it entered into the Base Indenture, had the requisite power to enter into the Base Indenture, had duly authorized entering into the Base Indenture and had duly executed and delivered the Base Indenture, in each case, under the laws of the Province of Ontario, (iii) the Indenture constitutes a legal, valid, binding and enforceable obligation of each party thereto (other than as expressly covered by our opinion below with respect to the BC Guarantor, subject to the exceptions, qualifications and limitations set forth herein). We have further assumed that (i) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under the laws of each applicable jurisdiction (other than the Province of British Columbia) with respect to the execution and delivery of the Indenture by the BC Guarantor and the performance of its obligations thereunder, have been obtained or effected and are in full force and effect, (ii) the provisions of the Indenture would be interpreted and understood under New York Law to have the same meaning and content as they would have under British Columbia Law (as defined below), and (iii) insofar as any obligation under the Indenture is to be performed in any jurisdiction other than the Province of British Columbia, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Guarantees thereof as they apply to the BC Guarantor will constitute valid and binding obligations of the BC Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above.

The opinions expressed herein are subject in all respects to the following additional assumptions, qualifications, limitations, conditions and exclusions:

1.	We express no opinion as to any agreement other than the Indenture. With respect to the Indenture, excluding the Guarantee made by the BC Guarantor contained therein, we express no opinion as to enforceability.

2.	We have assumed that at or prior to the time of the delivery of any Securities: (i) the effectiveness of the Registration Statement under the Securities Act has not been terminated or rescinded; (ii) the Indenture remains qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); (iii) all corporate or other action required to be taken to duly authorize each proposed issuance of the Securities and any related documentation shall have been duly completed by the Guarantors and shall remain in full force and effect (other than by the BC Guarantor in respect of the Guarantees as they apply to the BC Guarantor); and (iv) there shall not have occurred any change in law affecting the validity or enforceability of the Securities. We have also assumed that the execution, delivery and performance by the Issuer and the Guarantors of any Securities (a) require no action by or in respect of, or filing with, any governmental body, agency or official, except as has been obtained under all applicable laws, except that no such assumption is being made as to British Columbia Law; and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation (except that no such assumption is being made as to British Columbia Law) or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Issuer and the Guarantors.

3.	We express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection with the Indenture, the Guarantees or the Securities.

Furthermore, the enforceability of the Guarantee against the BC Guarantor by a court in British Columbia is subject to the parties’ choice of the last of the State of New York (“New York Law”) being bona fide and legal, as such criteria would be applied by the courts in the Province of British Columbia, and is further subject to the following additional qualifications, limitations, conditions and exclusions:

(a)	in any proceeding in a court in British Columbia, and notwithstanding the parties’ choice of law, such court:

(i) will not take judicial notice of the provisions of New York Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii) will apply British Columbia Law that, under such laws, would be characterized as procedural and will not apply New York Law that, under British Columbia Law, would be characterized as procedural;

(iii) will apply provisions of British Columbia Law that have overriding effect;

(iv) will not apply any New York Law if its application would be contrary to public policy, as such term is interpreted under British Columbia Law;

(v) will not apply any New York Law if such application would be characterized under British Columbia Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law;

(b)	the enforceability of any provision that purports to sever from the Guarantee any provision that is prohibited or unenforceable under applicable law without affecting the enforceability of the remainder of such Guarantee would be determined only in the discretion of a court;

(c)	the provisions of the Limitation Act (British Columbia);

(d)	Courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and

(e)	the provisions for the payment of “interest” may be unenforceable if the payment is to be received at a “criminal rate” within the meaning of section 347 of the Criminal Code (Canada).

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In addition, we consent to Torys LLP’s reliance as to matters of British Columbia law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the validity of the Securities. In giving this consent, we do not admit that we are an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Yours truly,

/s/ McMillan LLP

MCMILLAN LLP